Exhibit 10.51
BY HAND DELIVERY

November 5, 2013

Raymond Pawlicki
23 Marlborough Street
Boston, MA 02116

Re:     Separation Agreement

Dear Ray:

The purpose of this Separation Agreement (the “Agreement”) is to confirm the terms of your separation from Biogen Idec Inc. or one of its subsidiaries (“Biogen Idec” or the “Company”). The consideration being offered to you as described below is conditioned on you signing and not revoking this Agreement, and complying with all of its provisions.

1. Transition Period and Separation. Your employment with the Company will end on December 6, 2013 (the "Separation Date").

Provided that your employment does not end earlier through resignation or otherwise, from the date of this letter through your Separation Date (“Transition Employment Period”), you will continue working if your supervisor so requires, will continue to receive your regular base pay, subject to applicable payroll withholdings, and will continue to receive benefits for which you are eligible under the Company’s benefit plans, including the accrual of vacation days. Upon your Separation Date, Biogen Idec will pay you all unpaid wages due through that date, including all accrued but unused vacation. You agree that with these payments, Biogen Idec will have paid you all compensation, wages, bonuses, and/or commissions due in connection with your employment or the termination of your employment. Unless otherwise provided for in this Agreement, benefits which have vested under any other employee benefit plan of the Company on or before the Separation Date will be managed in accordance with and subject to the terms and conditions of such plans. Your last day of required work (your “Last Work Day”) is the date on which you will be required to turn in your Company property.

2. Severance Pay and Benefits. In exchange for the mutual promises set forth in this Agreement, including the release of claims, and pursuant to the Severance Plan for U.S. Senior Vice Presidents effective October 13, 2008, Biogen Idec agrees to provide you with the following severance pay and benefits (the “Severance Pay and Benefits”) to which you agree you would not otherwise be entitled, provided you comply with the requirements set forth below:

(i)
Conditional Severance Pay: If you sign this Agreement and return it within 21 days to Georgette Verdin at Biogen Idec, 133 Boston Post Road, Weston, MA 02493 if you deliver/mail prior to November 22, 2013, or 225 Binney Street, Floor 5, Cambridge, MA 02142 if you deliver/mail on or after November 22, 20142, and do not revoke your acceptance pursuant to Section 7 below, the Company will provide you with a lump sum payment in the amount of $5,000.00 less lawful deductions. This sum will be paid within ten (10) business days of your Separation Date.

(ii)
Supplemental Severance Pay and Benefits: At the conclusion of the Transition Employment Period and after the Separation Date, if you accept and do not revoke your acceptance of the Reaffirmation of Release of Claims attached to this Agreement as Exhibit A (“Reaffirmation Agreement”), you will receive from Biogen Idec additional severance benefits described below (“Supplemental Severance Pay and Benefits”). Payment of the Supplemental Severance Pay and Benefits is expressly conditioned upon: (a) your signing and not revoking the Reaffirmation Agreement within 14 days of your Separation Date, and (b) the termination of your employment. The Supplemental Severance Pay and Benefits include:

a)
The Company will provide you with a lump sum payment in the amount of $2,990,169, less lawful deductions, payable within ten (10) business days of the Effective Date of the Reaffirmation Agreement. This amount consists of: (1) $952,960 which, together with the Conditional Severance Pay, represents 18 months of pay at your base salary and target bonus, (2) $237,209 which is in lieu of an annual bonus payment and (3) $1,800,000 which represents a special recognition payment.

b)
If you currently participate in group health benefits, the Company will subsidize your current level of participation in Biogen Idec’s group medical, vision and dental insurance plans through June 30, 2015 (“COBRA Subsidy Period”), provided that you complete and timely submit your COBRA election form. During the COBRA Subsidy Period, you will be required to pay the employee portion of the premiums and the Company will pay the employer portion of the premiums at the same rate as paid on behalf of current employees, as long as you do not become eligible to participate in another medical, vision and/or dental insurance plan. After the COBRA Subsidy Period, you may continue your group health benefits for the period permitted by law, by paying the full premiums at your sole expense. A separate notice regarding your COBRA rights and benefits will be mailed separately by SHPS, Biogen Idec’s COBRA administrator. Irrespective of whether you accept the offer of Conditional Severance Pay and/or Supplemental Severance Pay and Benefits, the benefit period under COBRA will commence on the Separation Date.

c)	The Company will provide you with up to nine months of outplacement services from a recognized provider of such services selected by the Company.

d)
The Company will not contest your application for unemployment benefits with the pertinent state agency. The Company will not make any false statements in response to any inquiries from the agency and is not responsible for the final determination made the agency.

3. Employee Affirmations. Biogen Idec will pay you all unpaid wages due through your Separation Date, including all accrued but unused vacation. You affirm and agree that with these payments, you have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to you, except as provided in this Agreement. You furthermore affirm that you have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act. You also affirm that you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including without limitation, any allegations of corporate fraud. In addition, you affirm that all decisions regarding your pay and benefits through the date of your execution of this letter agreement and general release were not discriminatory based on age, disability, race, color, sex religion, national origin or any other classification protected by law.

You represent that, based on your current knowledge and understanding, you have complied with all laws, regulations, rules and policies pertaining to Medicare, Medicaid, or any other federal health care program while employed at Biogen. You further affirm that either (i) you are unaware of any non-compliant conduct by Biogen or its employees; or (ii) you have provided Biogen with any and all information you have, whether based on direct or indirect information, of any wrongdoing, irregularities, improprieties or illegalities regarding the ordering or delivery of any item or performance of any service by Biogen that is reimbursable by Medicare, Medicaid, or any other federal health care program.

You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Severance Pay and Benefits described herein. If you apply for and accept a position at Biogen Idec (in any capacity, including employee, supplemental staff, contractor, etc.) either before or within 18 months following your Separation Date, you agree to repay Biogen Idec a prorated amount of the Severance Pay and Benefits you received.

4. Long-Term Incentive (LTI) Awards. You acknowledge and agree that all LTI awards that are unvested as of the Separation Date will revert to Biogen Idec on the Separation Date and you will have no further or future rights to any of those reverted LTI Awards.

5. Release of Claims. In consideration for the promises and representations of Biogen Idec as described in this Agreement, you hereby agree to forever release and discharge Biogen Idec and any of its divisions, affiliates, subsidiaries, related entities, and its and their current and former directors, officers, employees, attorneys, agents, insurers, successors and assigns, in their individual and official capacities, as well as their health, welfare and benefits plans and programs or the administrators or trustees of the plans and programs (collectively “Releasees”), from any and all claims, demands, actions, liabilities, obligations, accounts, expenses, attorneys’ fees and causes of action, of every kind and nature, in law, equity or otherwise, whether known or unknown, asserted or unasserted, which you ever had, now have, or which may hereafter accrue in connection with any event, act or occurrence arising prior to the date that you execute this Agreement, including but not limited to all matters that arise in any way out of your employment or separation from employment with Biogen Idec. This release is to be interpreted broadly and is intended to include, without limitation, any and all claims under federal, state or local statutes, ordinances, regulations or rules, including the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., and the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §1001 et seq., the Sarbanes-Oxley Act of 2002, the Immigration Reform and Control Act, the Equal Pay Act, Sections 1981 thorough 1988 of Title 42 if the United States Code; the Massachusetts Fair Employment Practices Law, M.G.L. ch. 151B; the Massachusetts Wage Act, M.G.L. ch. 149, §§ 148, 150, as amended; regulations, rules, or common law for breach of contract; detrimental reliance; breach of the covenant of good faith and fair dealing; wrongful discharge; employment discrimination, harassment, or retaliation; infliction of emotional distress; negligence; defamation; fraud; and non-payment of wages or benefits. This release shall not extend to claims for state unemployment or workers’ compensation benefits.

Consistent with applicable discrimination laws, nothing in this release shall be deemed to prohibit you from filing a charge or complaint of employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or equivalent state agency, or from participating in any investigation or proceeding conducted by the EEOC or equivalent state agency. Further, nothing in this release or Agreement shall be deemed to limit Biogen Idec’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under federal or state discrimination laws, or Biogen Idec’s right to seek restitution or other legal remedies to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under federal or state discrimination laws.

Notwithstanding your right to file a charge or complaint with and/or participate in any investigation or proceeding by the EEOC or equivalent state agency, to the fullest extent permitted by law, you expressly waive your right to recover any type of personal relief from Biogen Idec or any other Releasees, including monetary damages or reinstatement, in any administrative action or proceeding, whether state or federal, and whether brought by you or on your behalf by an administrative agency, related in any way to the matters released herein.

6. Consideration Period. In signing this Agreement, you acknowledge that you understand its provisions, that your agreement is knowing and voluntary, that you have been afforded an opportunity to take at least twenty-one (21) days to consider its terms and consult with or seek advice from any person of your choosing, and that you have been advised by the Company to consult with an attorney prior to executing the Agreement. You acknowledge that, if you choose to sign this Agreement before the end of the twenty-one (21) day consideration period, you have had a fully adequate opportunity to review the Agreement. You agree that any modifications, material or otherwise, do not restart or affect in any manner the original 21-day consideration period.

7. Revocation Period. You further understand that for a period of seven (7) days following your execution of this Agreement, you may revoke the Agreement, and this Agreement shall not become effective or enforceable until this seven (7) day revocation period has expired, therefore making the effective date the eighth (8th) day after this Agreement is signed by you, provided that you do not revoke this Agreement (the “Effective Date”). Any revocation within the seven (7) day period must be personally delivered or mailed by Federal Express or Express Mail to Georgette Verdin at Biogen Idec, 133 Boston Post Road, Weston, MA 02493 if you deliver/mail prior to November 22, 2013, or 225 Binney Street, Floor 5, Cambridge, MA 02142 if you deliver/mail on or after November 22, 2013, within seven (7) days of your execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Massachusetts, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

8. No Pending Suits. You acknowledge and agree that you have no pending lawsuit or complaint against Biogen Idec or any of the other Releasees in any court of law. You further waive the right to seek or receive any money damages based upon any claim that might be asserted arising out of your employment against Biogen Idec or any of the other Releasees.

9. Return of Property. You agree to return all property and documents of Biogen Idec in your custody and possession upon the earlier of your Separation Date or your Last Work Day. This includes, without limitation, all Biogen Idec-related documents, both in paper and electronic form, all Biogen Idec equipment and other property such as laptop or other portable computers, lab notebooks, proprietary and/or confidential company information, cell phones, parking passes, your office and building keys and/or security cards, and your identification badge.

10. Confidentiality of Company Information. You agree to abide by all common law and statutory obligations relating to the protection and non-disclosure of Biogen Idec’s trade secrets and confidential and proprietary documents and information. In addition, by accepting this Agreement, you hereby confirm that you have previously executed Biogen Idec’s Proprietary Information and Inventions and Dispute Resolution Agreement (“PII Agreement”), and incorporated herein by this reference, and you hereby reaffirm and/or agree to all obligations under the PII Agreement that survive the termination of your employment. No provision of this Agreement or Reaffirmation shall be interpreted as intending to restrict or prohibit either you or Biogen Idec from providing truthful information and responses to all inquiries made by state and federal law enforcement authorities.

11. Confidentiality of This Agreement. Except as required by law, you agree not to disclose the existence or content of this Agreement to any person, firm or entity, except to your accountant(s), financial planner(s), attorney(s), and members of your immediate family, and to them only if they agree to keep this Agreement confidential.

12. Breach. In the event of your material breach of Paragraphs 9, 10, 11, 13, or 14 of this Agreement or of any provision of the PII Agreement: (a) all of Biogen Idec’s obligations under this Agreement shall cease; (b) you agree to repay Biogen Idec (i) all compensation paid to you under this Agreement other than wages and accrued vacation earned through your Separation Date, and (ii) the value of all benefits you received under this Agreement; and (c) the general release set forth in paragraph 5 remains in full force and effect. This provision shall in no way affect Biogen Idec’s ability to recover other damages, or obtain any other form of relief, otherwise available as a result of your breach of the PII Agreement.

13. Cooperation. You agree that you will make yourself available to Biogen Idec, upon reasonable notice, either by telephone or in person to assist Biogen Idec in any matter relating to the services performed by you during your employment with Biogen Idec. You also agree that you will cooperate fully with Biogen Idec in the defense or prosecution of any claims or actions now in existence or which may be brought in the future or on behalf of Biogen Idec or its agents. Your full cooperation in connection with such claims or actions shall include, but not be limited to, your being available to meet with Biogen Idec's counsel to prepare for trial or discovery or an administrative hearing and to act as a witness when requested by Biogen Idec at reasonable times designated by Biogen Idec. Nothing in this section is intended or should be construed as requiring anything other than your cooperation in providing truthful and accurate information.

14. Non-Disparagement. You agree not to make any statements that are, or could reasonably be interpreted to be, disparaging about, or adverse to the business interests of Biogen Idec, its directors, officers, and employees, including but not limited to, any statements that disparage any product, service, finances, capability or any other aspect of the business of Biogen Idec. Breach of this provision shall constitute a material breach of this Agreement and cause substantial, irreparable harm to Biogen Idec, for which you acknowledge there would be no adequate remedy at law.

15. Miscellaneous. Except as expressly provided for herein, this Agreement supersedes any and all prior oral or written agreements and sets forth the entire agreement between Biogen Idec and you with respect to your separation from Biogen Idec, including without limitation, any severance plan or policy. Notwithstanding anything in the foregoing sentence to the contrary, your obligations under the PII shall continue in full force and effect. No variations or modifications may be effective unless reduced to writing and signed by both parties.

This Agreement shall be deemed to have been made in Massachusetts and shall take effect as an instrument under seal within Massachusetts. The validity, interpretation and performance of this Agreement, shall be governed by, and construed in accordance with, the internal laws of Massachusetts, without giving effect to conflict of law principles. Any action, demand, claim or counterclaim arising under this Agreement shall be commenced in Massachusetts and both parties acknowledge that material witnesses and documents would be located within Massachusetts. Both you and Biogen Idec waive the right to a trial by jury with respect to any such action or proceeding.

The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution of a facsimile copy of this Agreement shall have the same force and effect as execution of an original, and a facsimile signature shall be deemed an original and valid signature.

It is Biogen Idec’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you are encouraged and given an opportunity to consult with legal counsel. By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the provisions and effects of this Agreement and to consult with legal counsel, that your agreements and obligations under this Agreement are made voluntarily, knowingly and without duress and that neither Biogen Idec nor its agents or representatives have made any representations inconsistent with this Agreement.

16. No Admissions. The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement and the release shall be deemed or construed at any time for any purpose as an admission by Releasees of any liability or wrongdoing.

Nothing in this Agreement or the Reaffirmation Agreement shall be construed to prevent you from responding truthfully and completely to any lawfully issued court order or subpoena or from communicating with a government agency.

If the foregoing correctly sets forth our agreement, please sign, date and return the original of this Agreement to HR Operations no later than 21 days after your receipt of this Agreement. Please keep the enclosed copy of the Agreement for your records.

Very truly yours,

/S/    KENNETH DIPIETRO

                        Kenneth DiPietro
EVP, Human Resources

The foregoing Separation Agreement is agreed to and accepted by me on November 5, 2013.

/S/    RAYMOND PAWLICKI
Raymond Pawlicki

Exhibit A
REAFFIRMATION OF RELEASE OF CLAIMS

1.    This Reaffirmation of Release of Claims (“Reaffirmation”) is being executed by me upon the ending of my employment with Biogen Idec Inc. or one of its subsidiaries (“Biogen Idec” or “the Company”), pursuant to the Separation Agreement previously signed by the parties (“Separation Agreement”). I understand that this Reaffirmation may not be signed by me until after my last day of employment with Biogen Idec and will be considered null and void if I sign it before such date. I also understand that this Reaffirmation must be signed within 14 days of my Separation Date.
2.    In consideration for the Supplemental Severance Pay and Benefits (as that term is defined in the Separation Agreement), I hereby reaffirm my agreement to all of the terms and conditions of that Separation Agreement, including my agreement to release any and all claims, known or unknown, against the Releasees, as that term is defined therein. Specifically, I unconditionally, irrevocably and absolutely release and discharge Biogen Idec, and any parent and subsidiary corporations, divisions and other affiliated entities of Biogen Idec, past and present, as well as their respective past and present employees, officers, directors, agents, attorneys, successors and assigns (collectively, “Releasees”), from all claims related in any way to the transactions or occurrences between us to date to the fullest extent permitted by law including, but not limited to, any losses, liabilities, claims, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with my employment with the Company, or the conclusion of my employment. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, as well as alleged violations of Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Massachusetts Fair Employment Practices Law, M.G.L. ch. 151B, and the Massachusetts Wage Act, M.G.L. ch. 149, §§ 148, 150, all as amended, and all claims for attorneys’ fees, costs and expenses. However, this release shall not apply to claims for workers’ compensation benefits, unemployment insurance benefits, or any other claims that, by statute, cannot lawfully be waived by this Agreement.
3.    I further represent that, as of the date I sign this Reaffirmation, I have not filed any lawsuits, complaints, petitions, claims or other accusatory pleadings against the Company or any of the Releasees in any court of law. I further agree that, to the fullest extent of the law, I will not prosecute in any court, whether state or federal, any claim or demand of any type related to the matters released, it being the intention of the parties that with the execution of this Reaffirmation, the Releasees will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of me related in any way to the matters discharged herein. Additionally, I expressly waive my right to recover any type of personal relief from the Company, including monetary damages or reinstatement, in any administrative action or proceeding, whether state or federal, and whether brought by me or on my behalf by an administrative agency, related in any way to the matters released herein.
4.    This Reaffirmation is also intended to release and discharge any claims I may have under the Age Discrimination in Employment Act (“ADEA”) based on any transactions or occurrences between the Company and me after the execution date of the Separation Agreement and through the Effective Date of the Reaffirmation. To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. section 626(f), the parties agree as follows:

a.	I acknowledge that I have read and understand the terms of this Reaffirmation.

b.	I understand that I have been advised to consult with an attorney concerning this Reaffirmation and have received all legal advice I deem necessary concerning this Reaffirmation.

c.
I have been given 21 days to consider whether or not to enter into this Reaffirmation, and have taken as much of this time as necessary to consider whether to enter into this Reaffirmation, and have chosen to enter into this Reaffirmation freely, knowingly and voluntarily.

d.
For a seven day period following the execution of this Reaffirmation, I understand that I may revoke this Agreement by delivering a written revocation to HR Operations, at Biogen Idec, 133 Boston Post Road, Weston, MA 02493, within seven (7) days of my execution of this Agreement, on or before the seventh day in order to be effective. This Reaffirmation shall not become effective and enforceable until the revocation period has expired. I understand that the Supplemental Pay and Benefits called for in paragraph 2 of the Separation Agreement is expressly conditioned upon my signing this Reaffirmation and will not be paid before the eighth day after I sign and deliver this Reaffirmation to the Company (“the Effective Date of the Reaffirmation”).

e.	I understand that this Agreement shall not apply to any claims for age discrimination that arise after the Effective Date of this Reaffirmation.

5.    With the sole exception of the Supplemental Severance Pay and Benefits, I acknowledge that I have received all compensation, wages and expense reimbursements owed to me by the Company through my Separation Date, including, but not limited to, all salary, bonuses and accrued but unused vacation.
6.    Entire Agreement; Integration. I understand that this Reaffirmation and the Separation Agreement, including the provisions referenced in paragraph 10 of the Separation Agreement and expressly incorporated therein, represent the entire agreement between me and the Company with respect to the subject matter hereof, superseding all previous oral or written communications, representations, understandings or agreements relating to this subject.
Nothing in this Reaffirmation shall be construed to prevent you from responding truthfully and completely to any lawfully issued court order or subpoena or from communicating with a government agency.

BY SIGNING BELOW, I certify that I have read and understand all of this Reaffirmation, that I have received any advice or counsel I deem necessary regarding this Reaffirmation, and that I am is entering into this Reaffirmation freely and voluntarily, intending to be bound by its terms.

Dated: November 5, 2013                By: /S/    RAYMOND PAWLICKI
Raymond Pawlicki